Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Gray Television, Inc. of our report dated February 25, 2022 relating to the consolidated financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Gray Television, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Atlanta, Georgia

August 5, 2022